SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              MEDCO RESEARCH, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     4)  Date Filed:

                              MEDCO RESEARCH, INC.

                 NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 30, 1995

   TO THE SHAREHOLDERS:

        Notice is hereby given that the annual meeting of shareholders (the "Annual Meeting") of Medco Research, Inc. (the "Company") will be held at the Hotel InterContinental, 505 North Michigan Avenue, Chicago, Illinois 60611, at 10:00 a.m. on November 30, 1995 for the following purposes, as more fully described in the attached Proxy Statement:

            1. To elect five directors of the Company to serve until the next annual meeting of shareholders;

            2. To ratify the appointment of KPMG Peat Marwick LLP as independent accountants for the Company; and

            3. To consider and act upon such other matters as may properly come before the meeting.

        The Board of Directors has fixed the close of business on October 16, 1995 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof.

        You are cordially invited to attend the Annual Meeting in person. In order to ensure your representation at the Meeting, however, please promptly complete, date, sign, and return the enclosed proxy in the accompanying envelope. A majority of the outstanding shares of Common Stock must be represented (in person or by proxy) at the Annual Meeting in order that business may be transacted. Therefore, your promptness in returning the completed and signed proxy will help to ensure that the Company will not have to bear the expense of undertaking a second solicitation. A shareholder who executes and returns the accompanying proxy may revoke such proxy at any time before it is voted at the Meeting by following the procedures set forth in the proxy statement under "General Information".

                                        By Order of the Board of Directors

                                        JOHN E. BARNHARDT
                                        Secretary

   Research Triangle Park,
   North Carolina 27709
   October 16, 1995

                              MEDCO RESEARCH, INC.

                       PROXY STATEMENT FOR ANNUAL MEETING
                          TO BE HELD NOVEMBER 30, 1995

                              GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Directors of Medco Research, Inc. (the "Company") for use at the annual meeting of shareholders (the "Annual Meeting") to be held November 30, 1995, or any adjournment of the Annual Meeting and it will be voted by the proxy holders in accordance with the instructions given in the proxy if it is returned and received in time for the Annual Meeting, is duly executed and is not revoked. If no direction is given in the proxy, it will be voted "For" (i) the election of the directors nominated and (ii) the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment. So far as the Company is aware, no matters will be presented to the meeting for action on the part of the shareholders other than those stated in the foregoing Notice.

     The proxy may be revoked at any time before it has been exercised by giving written notice of revocation to the Secretary of the Company, by executing and delivering to the Secretary a proxy dated as of a later date than the enclosed proxy, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not in and of itself revoke a proxy.

     Abstentions will be deemed to be present at the meeting for purposes of determining a quorum and will be counted as voting (but not "for" or "against") with regard to the issue to which the abstention relates. Any "broker non-vote" also will be deemed to be present for quorum purposes, but will not be counted as voting with regard to the issue to which it relates. Thus, an abstention will have the same effect as a vote "against" such issue while a broker non-vote will have no effect.

     Holders of record of Common Stock at the close of business on October 16, 1995 are entitled to vote at the Annual Meeting. There were 11,097,247 shares of Common Stock outstanding as of the record date. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes entitled to be cast by all shareholders will constitute a quorum for the transaction of business at the Annual Meeting.

     Shareholders are entitled to cast one vote per share on each matter presented for consideration and action by the shareholders. With respect to the election of directors, however, shareholders may cumulate their votes. Cumulative voting permits each shareholder to cast a total number of votes equal to the number of directors to be elected multiplied by the number of shares actually owned; all of the votes may be cast for one nominee, may be divided equally among the nominees, or may be divided among the nominees in any other manner. However, a shareholder may cumulate votes for one or more nominees only if the nominees' names are placed in nomination prior to voting and any shareholder gives notice at the meeting, prior to the voting, of his or her intention to cumulate votes. If any shareholder gives such notice, all shareholders may cumulate their votes for the nominees. Discretionary authority to cumulate votes in the election of directors is solicited hereby.

     This Proxy Statement, together with the accompanying proxy, is first being mailed to shareholders on or about October 16, 1995.

                             ELECTION OF DIRECTORS

NOMINEES

     The authorized number of directors is currently fixed at five. Directors are to be elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. The Board of Directors has recommended and approved the nomination of the following persons, all of whom are currently directors:

                             Richard C. Williams
                             Elizabeth M. Greetham
                             William M. Bartlett
                             Eugene L. Step
                             Albert D. Angel


     All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote for the election of another person or persons as the Board of Directors recommends. The Company has no reason to believe that any nominee will be unavailable. In the event that any shareholder gives notice at the Annual Meeting of his or her intention to cumulate votes for the election of directors, the proxy holders in their discretion may cumulate the votes represented by proxies. The proxy holders may cast such votes entirely for one nominee or split the votes among such number of nominees as the proxy holders may determine in their discretion. Proxies received cannot be voted for a greater number of persons than the number of nominees for election as directors.

     Nominees receiving the highest number of affirmative votes cast, up to the number of directors to be elected, will be elected as directors. The proxy holders will vote the proxies for the above five nominees.

     The following biographical information is furnished with respect to the five nominees for election as directors:

     Richard C. Williams, age 52, has served as a director of the Company since January 1991 and as Chairman of the Company's Board of Directors since October 1992. Mr. Williams has been President of Conner-Thoele Limited, a consulting and financial advisory firm which services the health care and pharmaceutical industries, since March 1989. Mr. Williams also serves as a director of Immunomedics, Inc. a biopharmaceutical research company, and as a member of the advisory board of AMOCO Technology Company, a division of AMOCO Corporation. From November 1983 to March 1989, Mr. Williams served as Vice President-Finance and Chief Financial Officer of Erbamont N.V., a pharmaceutical company. Prior to that, he served in various financial executive positions with Field Enterprises, Inc., a real estate and communications company, and with Abbott Laboratories, UNC Resources, and American Hospital Supply Corporation. He is also a director of Centaur, Inc., an equine diagnostic company. Mr. Williams has a B.A. degree from DePauw University and a MBA from the Wharton School of Business.

     Elizabeth M. Greetham, age 46, has served as a director of the Company since May 1991. Since 1982 Mrs. Greetham has been the President of Libracorn Financial Consultants, a Bermuda-based company that provides health care research to the health care industry and investment community. Libracorn's principal client in the investment industry is Weiss, Peck & Greer. Mrs. Greetham serves as a director of Chemex Pharmaceuticals, a pharmaceutical company specializing in the dermatologic area, and Repligen Corporation, an emerging biotechnology company. Mrs. Greetham has an M.A. (Honors) in Economics from Edinburgh University.

     William M. Bartlett, age 63, has served as a director of the Company since September 1992. Since then Mr. Bartlett has been an independent business consultant. Since 1994 and 1995 he has served on the advisory boards of AMOCO Technology Company, a division of AMOCO Corporation, and North American Medical Corporation, respectively. From 1990 to 1992, Mr. Bartlett served as the chief operating officer of McDermott, Will & Emory, a large Chicago-based law firm. From 1982 to 1990, he served as the President, Chief Executive Officer and a director of Kewaunee Scientific Corporation, a manufacturer of scientific laboratory furniture and equipment. Prior to that, Mr. Bartlett served as President and Chief Executive Officer of G.D. Searle & Co.'s Medical Products Group and as President of the V. Mueller Surgical Instrument Division of American Hospital Supply Corporation. Mr. Bartlett has a BSCE from Duke University and an Advanced Marketing Certification from the Kellogg School of Northwestern University.

     Eugene L. Step, age 66, has served as a director of the Company since January 1993. He served as the Executive Vice President of Eli Lilly and Company and the President of the Pharmaceutical Division of Eli Lilly and Company from 1986 through 1992. From 1973 through 1985, he also served as President of that company's Pharmaceutical Division. Mr.Step also served as a member of the Board of Directors and Executive Committee of Eli Lilly and Company from 1973 through 1992. Since then Mr. Step has been an independent business consultant. Mr. Step serves as a director of Scios Nova, Inc., Cell-Genesis, Inc., Pathogenesis, Inc. and GMIS, Inc. Mr. Step has a B.A. degree in Economics from the University of Nebraska and an M.S. degree in Accounting and Finance from the University of Illinois.

     Albert D. Angel, age 58, became a director of the Company in September 1995. He is currently President of Angel Consulting, a management consulting firm in Short Hills, New Jersey and a director of Immunomedics, Inc. a biopharmaceutical research company. He is a former President of The Merck Company Foundation and was also Vice President, Public Affairs, of Merck & Co., Inc. from September 1985 until December 1993. Mr. Angel joined Merck in 1967, serving initially in various legal counsel positions and later as a Management Executive as Vice President of Merck Sharp & Dohme-Europe. Prior to joining Merck, Mr. Angel was an attorney at Hughes Hubbard Blair & Reed, and received his LL.B. from Yale Law School in 1960.

COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

     The business affairs of the Company are managed by and under the direction of the Board of Directors, although the Board of Directors is not involved in the Company's day-to-day operations. The Company pays each director who is not a full-time employee of the Company a quarterly retainer fee of $4,000. Each such director is also paid $1,000 for each quarterly Board meeting and the Annual Shareholders Meeting attended by that director and up to $600 for each Board or Board Committee telephone conference meeting attended by that director. Directors also are reimbursed for their travel expenses incurred to attend meetings. Pursuant to the Company's stock option plans, directors who are not full-time employees of the Company automatically are granted an option to purchase 3,000 shares of the Company's Common Stock upon re-election as a director at the Annual Meeting of Shareholders. In addition, in order to attract experienced individuals, new directors joining the Board of Directors automatically are granted an option to purchase 20,000 shares of the Company's Common Stock. All such director options are granted at an exercise price equal to the fair market value of such shares on the date of grant of such options, and such options vest after one year.

     A Compensation Committee of the Board of Directors, currently consisting of Mrs. Greetham and Messrs. Williams and Bartlett, administers the Company's Stock Option Plan (the "1983 Option Plan") and 1989 Stock Option and Stock Appreciation Rights Plan (the "1989 Option Plan") described below, votes on matters concerning participation in these Plans and makes recommendations to the entire Board of Directors as to other matters of compensation of officers and directors. The members of this committee may themselves participate therein. The Compensation Committee met on four occasions by written consent during the year ended December 31, 1994.

     The Finance and Audit Committee of the Board of Directors, whose members are Mr. Williams, Mrs. Greetham, and Mr. Bartlett, reviews certain financial and audit matters relating to the Company. The Finance and Audit Committee held two meetings during the year ended December 31, 1994. A Planning Committee of the Board of Directors, currently consisting of Mr. Bartlett and Mr. Step, coordinates corporate strategic planning. The Planning Committee held three meetings during the year ended December 31, 1994.

     A Nominating Committee makes recommendations to the full Board of Directors concerning nominees for election as directors of the Company. The Nominating Committee members are Mr. Williams and Mr. Step. In making its recommendations, the Nominating Committee will consider as potential nominees persons recommended by the Company's shareholders. Any such recommendations should be in writing and should be mailed or delivered to the Company, marked for the attention of the Company's Secretary, on or before the date for receipt of shareholder proposals for the next annual meeting. See "Shareholder Proposals for the 1996 Annual Meeting."

     During the year ended December 31, 1994, the Board of Directors met on six occasions and also took action on one occasion by written consent. Due to the frequent meetings of the Board of Directors during the year, a number of matters that otherwise would have been addressed in separate meetings of the Compensation Committee, Finance and Audit Committee, and Planning Committee during that period were instead addressed at meetings of the entire Board of Directors. Each director attended at least 75% of the meetings of the Board and those committees on which the director served.

     Two directors served under consulting agreements during calendar year 1994. Mr. Bartlett finished serving under a two year consulting agreement which commenced September 15, 1992 and expired September 15, 1994. In consideration for consulting during 1994 on Company operations, business development, and strategic planning, the Company paid Mr. Bartlett approximately $18,000 at the rate of $1,800 per diem of invoiced consulting time as well as related travel expenses. Pursuant to a consulting agreement which commenced December 1, 1994, for consulting on all matters pertaining to its acquisition program, its pending litigations and its financial public relations program in 1994 the Company paid Mr. Williams $56,000 as well as related travel expenses.

EXECUTIVE OFFICERS

     In addition to Mr. Williams, Chairman of the Board, the following persons are executive officers of the Company:

     Roger D. Blevins, Pharm.D., age 39, joined the Company as Director of Cardiovascular Research in July 1988, appointed Vice President of Research and Development in October 1990 and was appointed President and Chief Operating Officer in June 1995. From July 1986 to July 1988, he was Director of Cardiovascular Research, Department of Medicine, Sinai Hospital of Detroit, and from July 1985 to July 1986 he was the Associate Director of the Center for Cardiovascular Research at the same institution. Dr. Blevins received his doctorate of pharmacy degree from Wayne State University, Detroit, Michigan in May 1982.

     John E. Barnhardt, age 47, joined the Company as Corporate Controller in November 1993 and was appointed Chief Financial Officer and Corporate Secretary in September 1994. His primary responsibilities include Finance and Administration, Investor Relations and Human Resources. From 1979 to 1993, he served as Controller, Secretary and Treasurer for U.S. Floor Systems, Inc. and Microwave Laboratories, Inc., two high-tech manufacturing corporations, and was employed from 1976 to 1979 as a Certified Public Accountant for Ernst & Young. Mr. Barnhardt received his B.S. degree in Life Sciences from North Carolina State University and subsequently received his Accounting degree from the University of North Carolina at Charlotte in May 1976.

     All previous employment agreements have terminated, and as a matter of corporate policy all executive officers serve at the discretion of the Board of Directors.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Form 5 were required, the Company believes that during the year ended December 31, 1994, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Mr. Barnhardt filed late the Report on Form 3 required as a result of his becoming an executive officer of the Company.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth as of September 30, 1995 the number and percentage ownership of the Company's voting securities by all persons (including any "group" as that term is defined in Section 13 (d) (3) of the Securities Exchange Act of 1934) known to the Company to own beneficially more than 5% of the Company's Common Stock, being the only outstanding class of the Company's voting securities, based upon reports filed by each of such persons with the Securities and Exchange Commission, and the number and percentage ownership of the Company's equity securities so owned by each director, each executive officer named in the compensation tables in this Proxy Statement and by all directors and such executive officers as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the securities owned by him. An asterisk denotes beneficial ownership of less than 1%.

                                                         Number of Shares       Percent of
Name and Address                                        Beneficially Owned     Common Stock
State of Wisconsin..................................      1,095,900                9.64
Investment Board
  P.O. Box 7842
  Madison, Wisconsin 53707
Roger D. Blevins, Pharm.D...........................        125,357(1)             1.10
John E. Barnhardt...................................          1,500(2)                *
Richard C. Williams.................................        126,000(3)             1.11
Elizabeth M. Greetham...............................         66,000(4)                *
William M. Bartlett.................................         16,120(5)                *
Eugene L. Step......................................         26,000(6)                *
Albert D. Angel.....................................              0                   *
All Directors and Executive Officers of the Company
  as a Group (seven persons)........................        360,977(7)             3.18

(1) Includes 94,000 shares subject to currently exercisable options held by Dr. Blevins.

(2) Includes 1,000 shares subject to currently exercisable options held by Mr. Barnhardt.

(3) Includes 66,000 shares subject to currently exercisable options held by Mr. Williams.

(4) Includes 66,000 shares subject to currently exercisable options held by Mrs. Greetham.

(5) Includes 16,000 shares subject to currently exercisable options held by Mr. Bartlett.

(6) Includes 26,000 shares subject to currently exercisable options held by Mr. Step.

(7) Includes an aggregate of 269,000 shares subject to currently exercisable options held by officers and directors of the Company.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is composed entirely of directors who have never been employees of the Company. The Committee is responsible for setting and administering the policies and programs that govern both annual compensation and employee incentive options.

     In 1991 the Company adopted a Management Incentive Plan (the "Incentive Plan") to provide additional cash compensation to key Company executives based on their individual performance as well as the financial performance of the Company. Plan participants must be approved by the Compensation Committee of the Board of Directors, which establishes annual ceiling amounts of distributions under the Incentive Plan for each participant based on such individual's annual salary.

     The executive compensation program is designed to align compensation with the Company's business strategy, values and management initiatives, taking into account the results of a 1992 survey (the "Comparative Survey") developed by an independent compensation consulting firm of the reported cash and stock option compensation for the chief executive officer and other executives of the following ten (10) pharmaceutical discovery companies, each believed to be comparable in size and development stage to the
Company: Athena Neurosciences, Inc. Cephalon Corp., Gensia Pharmaceuticals, Inc., Glycomed, Inc., Icos Corp., Isis Pharmaceuticals Corp., Idec Pharmaceuticals Corp., Medimmune, Inc., Somatogen, Inc. and U.S. Bioscience, Inc. The purpose of the Survey was to obtain suitable comparative information to enable the Committee to establish the executive compensation program it believed necessary to enable the Company to attract and retain key executives critical to the long term success of the Company. The Survey company selection was based on the Fourth Annual Pharmaceutical Industry Executive Compensation Study, and the companies compared in the Survey do not, as a group, correspond to the group of companies used in the published industry index plotted in the Performance Graph hereinafter set forth. The compensation levels and associated job descriptions of comparable companies as reflected in the Survey are highly utilized to establish base salary, annual bonus and options, which the Committee reviews annually for possible adjustment. By having a significant amount of compensation in the form of annual bonus and stock options awarded at the discretion of the Committee based 33% on each executive's performance of his or her own set of corporate strategic objectives ("Objectives") and 67% on the Company's achievement of its financial plan, as described below, the program is intended to:

              (Bullet) Implement the Company's annual and long-term strategic plans;

              (Bullet) Reward superior performance; and

              (Bullet) Help attract and retain key executives critical to the long-term success of the Company.

     The Company's executive compensation program consists of two key elements:
(1) an annual component, i.e., base salary and annual bonus, and (2) a long-term component, i.e. stock options. The amount of salary, bonus and options granted for 1994 was based on the Comparative Survey with the goal of providing total compensation that approximates the median of the range of the compensation, both in the aggregate and for each compensation component, reported in the Comparative Survey to have been paid by the subject comparable companies. The program rewards the management team most substantially if the Company achieves its financial plan, and it also recognizes meaningful differences in individual performance and offers the opportunity to earn above average rewards when merited by such individual performance.

     For 1994 the Company's financial plan was substantially met and achievement of individual Objectives ranged from 100 to 87 percent.

     The policies with respect to each of these elements, as well as the basis for determining the 1994 compensation of the Company's named executive officers, and specifically Dr. Prestayko, the former President and Chief Executive Officer, are described below.

  (1) Annual Component: Base Salary and Annual Bonus

     Base Salary. Base salaries for executive officers are determined by the Committee with reference to the minimum to midpoint of the salary range for each officer as reflected by the officer's compensation level and associated job description and a general assessment of the executive's performance, experience and potential. The Committee establishes these salaries annually or in connection with the officer's employment agreement, if any. Specific measures of corporate financial or other performance are not a factor.

     Annual Bonus. An annual bonus may be paid to executive officers following the end of each fiscal year, up to a maximum percentage of base salary as determined by the Committee for such year either in their respective employment agreements, if any, or otherwise based on the job description. (For 1994 performance, the Committee increased the maximum percentage of base salary to 35% for the CEO and 30% for other Officers.) The maximum bonus percentage was based on the information in the Comparative Survey. Sixty-seven percent of the bonus is based on the Company's achievement of its financial plan, and 33% of the bonus is awarded based on the Committee's evaluation of the officer's achievement during the year of his or her Objectives. All Objectives are prepared by the Chief Executive Officer and approved by the Committee, and each Objective had the same relative importance to the Committee. The financial plan is prepared once a year and approved by the Board of Directors. Achievement of such a plan is based on actual to budget variances and their controllable significance.

  (2) Long-Term Component:

     Stock Options. In 1993, the Committee established levels for the amount of annual stock options to be granted to the Chief Executive Officer and other executive positions, which were set to approximate the median of the range of the awards reported in the Comparative Survey to have been paid by the subject comparable companies (up to 65,000 shares for the CEO, 40,000 shares for Vice Presidents/Officers and 20,000 shares for the Chief Financial Officer). Prior year option grants were not considered in determining such levels or the size of the 1994 awards. The Committee awards options exercisable for a period of 10 years to buy a number of shares of the Company's Common Stock at a price equal to the market price of the stock on the date of grant. For 1994 option grants, 50% of the options awarded vest automatically after one year. The balance of such options are subject to reduction, based 33% on the Committee's evaluation of the executive's achievement of his Objectives for the year (which are the same Objectives reviewed in determining the amount of the executive's annual bonus) and based 67% on the Company's achievement of its financial plan, and as adjusted, vest two years after grant. The Committee believes that, because these options gain value only to the extent the stock price exceeds the option exercise price during the life of the option, management's equity participation helps create a long-term partnership between management/owners and other shareholders. The Committee also believes that its policy of granting stock options on a regular basis and encouraging stock ownership has played a strong part in retaining an excellent team of executives and managers.

     The Committee set the annual and long-term compensation for Dr. Blevins near the median of the range reported in the Comparative Survey to have been paid by the subject comparable companies. The Committee determined that Dr. Blevins had achieved 100% of the following objectives: (1) finalizing all the U.S. Food and Drug Administration requirements for approval of the Company's Adenoscan drug; (2) developing the Company's current drug portfolio; (3) developing an acquisition plan for inlicensing opportunities and defining strategy for outlicensing; and (4) administering the Company's research and development. The Committee accordingly determined that Dr. Blevins had earned 100% of both his maximum and annual bonus and options.

     In 1994 Dr. Prestayko, the former President and Chief Executive Officer, served under an employment agreement the terms of which were determined by the Committee taking into account the information contained in the Comparative Survey. Accordingly, the agreement fixed each component of Dr. Prestayko's compensation at approximately the median of the range therefor reported in the Survey to have been paid by the subject comparable companies, as follows: Annual salary at $215,000; Performance bonus of up to 35% of his annual salary; and 40,000 stock options to be earned and vested as described above. In February 1995, the Committee determined that Dr. Prestayko had achieved an aggregate 87% performance of the following Objectives: (1) finalizing all the U.S. Food and Drug Administration requirements for approval of the Company's Adenoscan drug;
(2) formulating and implementing the Company's strategic plan; (3) product planning, acquisition, and outlicensing; (4) building and implementing communications strategies; and (5) creating and implementing the Scientific Advisory board activities. The Committee considered all of the foregoing Objectives in determining both his bonus and options. Accordingly, the Committee determined that Dr. Prestayko had earned 87% of the maximum 40,000 options awarded under his 1994 employment agreement for vesting in two years, or 17,400 options, and a $65,000 bonus for the year.

     The Compensation Committee of the Board of Directors

                               Elizabeth Greetham, Chairman
                               Richard C. Williams
                               William M. Bartlett

                             EXECUTIVE COMPENSATION

EMPLOYMENT AGREEMENTS

Dr. Prestayko served during 1994 under a one year employment agreement which expired December 31, 1994 providing for a $215,000 annual base salary, a bonus of up to 35% of his base salary determined at the discretion of the Board of Directors plus the grant of 40,000 nonqualified stock options. Dr. Blevins served during 1994 under an employment agreement that commenced as of October 1, 1993 and expired December 31, 1994 providing for an annual base salary of $146,600, a bonus of up to 30% of his base salary determined at the discretion of the Board of Directors plus the grant of 20,000 stock options. For all of the foregoing options of Dr. Prestayko and Blevins, 50% of the options vest after one year; and the other 50% are subject to reduction based on the achievement of the Company's financial plan (67%) and their Objectives (33%) for the year and, as adjusted, vest two years after grant.

INCENTIVE COMPENSATION PLAN

In 1991 the Company adopted a Management Incentive Plan (the "Incentive Plan") to provide additional cash compensation to key Company executives based on their individual performance as well as the financial performance of the Company. Plan participants must be approved by the Compensation Committee of the Board of Directors, which establishes annual ceiling amounts of distributions under the Incentive Plan for each participant based on such individual's annual salary. Distributions are based 67% on the Company's achievement of its financial plan and 33% based on the Committee's evaluation of the participant's achievement during the year of his or her Objectives.

SUMMARY COMPENSATION

The following Summary Compensation Table reflects the most highly compensated executive officers whose total annual salary and bonus for the last completed fiscal year exceeded $100,000 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE
                   ANNUAL COMPENSATION LONG-TERM COMPENSATION

                                                                                                                LONG-TERM
                                                                         BONUS                                COMPENSATION
                                                                        EARNED         OTHER ANNUAL       SECURITIES UNDERLYING
NAME & PRINCIPAL POSITION (1)                  YEAR     SALARY ($)      ($)(2)       COMPENSATION ($)       OPTIONS/SAR'S (#)
Archie W. Prestayko, Ph.D.                     1994       215,000       65,317           183,955(3)             40,000
  President & Chief Executive Officer          1993       204,527       50,000           228,146(4)             53,000
                                               1992       179,538       42,960               --                 60,000
Roger D. Blevins, Pharm. D.                    1994       146,600       43,980               --                   --  (7)
  Vice President Research & Development        1993       137,417       52,432(5)         83,240(6)             20,000
                                               1992       119,166       19,578               --                 50,000

(1) Archie W. Prestayko, Ph.D., the former President and Chief Executive Officer, left the Company in June 1995 to pursue personal scientific interests.

(2) Represents the amount paid to the named executive officer pursuant to the Company's 1991 Management Incentive Plan. See Incentive Compensation Plan for a brief description of the bonus plan.

(3) The Compensation Committee of the Board of Directors authorized the forgiveness of a $100,000 Bridge Loan for the named executive officer as well as the $83,955 "gross up" for taxes associated with the loan used to pay his indebtedness to the Company referenced in Footnote 4 below.

(4) Represents the amount paid to the named executive officer for the sale of a residence pursuant to the Company's relocation policy, which was applied without discrimination to all relocated officers and employees. The compensation represents the $112,500 difference between the market value and appraisal value as well as the $114,661 "gross up" for taxes associated with the sale of the residence, plus $985 of imputed fair-market interest on the $100,000 bridge loan to the named executive officer due upon the sale of his former residence in Redondo Beach, California. The amount subject to gross-up ($136,568) included the difference between market value and appraisal value along with expenses associated with the sale of the residence.

(5) In recognition of the named executive officer's contribution over the years to Medco, the Compensation Committee of the Board of Directors authorized the payment of $21,131 as a bonus to the named executive officer. The bonus was utilized for named executive officer's payment of indebtedness to the Company. The remaining amount represents the 1993 bonus earned.

(6) Represents the amount paid to the named executive officer for the sale of a residence pursuant to the Company's relocation policy, which was applied without discrimination to all relocated officers and employees. The compensation represents the $29,821 difference between payoff and market value as well as the $30,832 "gross up" of taxes associated with the sale of the residence. The amount subject to gross up ($36,821) included the difference between payoff and market value along with expenses associated with the sale of the residence. Also includes $15,587 representing the "gross up" for taxes associated with the bonus paid to the named executive officer used to pay his indebtedness to the Company referenced in Footnote 5 above.

(7) The options granted in 1993 for the named executive officer satisfied his employment agreement which commenced October 16, 1993 and expired December 31, 1994. Therefore, no additional options were granted during 1994.

STOCK OPTION PLANS AND STOCK OPTION GRANTS AND EXERCISES IN 1994

     The Company currently has two stock option plans in operation, the 1983 Option Plan and the 1989 Option Plan. Both plans authorize the grant of options to purchase shares of Common Stock to key employees of the Company, including directors, officers, and significant employees, and to other persons who provide important services to the Company. The 1983 Option Plan, as subsequently amended, authorized the grant of options to purchase a total of 1,200,000 shares of Common Stock, and the 1989 Option Plan, as subsequently amended, authorized the grant of options to purchase a total of 1,500,000 shares of Common Stock.

     Both option plans are administered by the Compensation Committee, which, among other things, determines the persons who are to receive options and the number of shares to be subject to each option. With respect to option grants to members of the Compensation Committee, the option plans are administered by the Board of Directors as a whole. At present, there are two officers, five non-officer directors and seven other employees of the Company who are eligible to participate in the option plans, together with other persons who may provide significant services to the Company.

     Each option granted under the option plans (except for certain incentive stock options which must be exercised sooner) must be exercised within a period fixed by the Compensation Committee, which may not exceed ten years from the date of grant of the option. Options may be made exercisable, in whole or in installments, as determined by the Compensation Committee. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only by him. Options generally must be exercised three months after the termination of the optionee's association with the Company, except in certain cases such as retirement (in which event the options may be exercised for up to three months following retirement), or death (in which event the options may be exercised for up to twelve months following death) but not later than the expiration date of the options. Those options that are granted under the option plans at an option exercise price equal to not less than the fair market value of the Common Stock on the date of grant to persons employed by the Company (110% of such fair market value in the case of any employee who owns in excess of 10% of the Company's voting securities) will qualify to be "incentive stock options" within the meaning of Section 422(b) of the Internal Revenue Code of 1986, and the Compensation Committee may designate such options accordingly. Other options granted under the option plans will be nonqualified options. The exercise price of any option granted under the option plans may be paid in cash or, with the consent of the Compensation Committee, partly or entirely with Common Stock based on the fair market value thereof on the date of exercise.

     The option plans both limit the maximum number of shares for which options may be granted to any one participant to 33 1/3% of the shares reserved for issuance under such option plans. No participant may in any one calendar year receive options under the option plans with respect to more than 15% of the shares reserved for issuance. The number of shares for which options may be granted each year under both plans to directors who are not full-time employees of the Company are fixed.

     The following table sets forth information regarding the number of stock options that were granted during the calendar year ended December 31, 1994 to the named executive officers. In addition, in accordance with the rules of the Commission, the table shows the hypothetical gains for such options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

                                                                                                  POTENTIAL
                                                                                             REALIZABLE VALUE AT
                          NUMBER OF         % OF TOTAL                                         ASSUMED ANNUAL
                          SECURITIES       OPTIONS/SARS     EXERCISE                           RATES OF STOCK
                          UNDERLYING        GRANTED TO      OR BASE                           PRICE APPRECIATED
                         OPTIONS/SARS      EMPLOYEES IN      PRICE                           FOR OPTION TERM (2)
NAME                    GRANTED (#)(1)     FISCAL YEAR       ($/SH)      EXPIRATION DATE     5% ($)      10% ($)
Archie W.                   40,000
  Prestayko.........                            54%           15.00          12/31/03        377,337     956,245

(1) For 1994 option grants, 50% of the options will be earned and will vest after one year; and the other 50% will be earned based 67% on the Company's achievement of its financial plan and 33% based on the optionee's achievement of his Objectives for the year and will vest after two years.

(2) For the named executive officers, the value is calculated from the option price per share of options granted in fiscal year 1994. Potential realizable value is listed for illustration purposes only. The values disclosed are not intended to be and should not be interpreted as representations or projections of future value of the Company's Common Stock or of the stock price.

     The following table sets forth information regarding the exercise of options and the numbers of unexercised stock options held by named executive officers at December 31, 1994.

                    AGGREGATED OPTION/SAR EXERCISES IN 1994
                   AND OPTION/SAR VALUES AT DECEMBER 31, 1994

                                                                                            VALUE OF
                                                                                           UNEXERCISED
                                                         NUMBER OF SECURITIES             IN-THE MONEY
                          SHARES                        UNDERLYING UNEXERCISED           OPTIONS/SARS AT
                        ACQUIRED ON      VALUE              OPTIONS/SARS AT              FISCAL YEAR-END
                         EXERCISE       REALIZED            FISCAL YEAR-END                  ($)(2)
NAME                        (#)          ($)(1)      EXERCISABLE     UNEXERCISABLE     5% ($)      10% ($)
Archie W.                   --
  Prestayko.........                       --          221,750           20,000        410,625       --
Roger D. Blevins....    75,000           467,188        94,000           10,000          --          --

(1) The computation of the value realized amount is the aggregate difference between the option exercise price and the market closing prices on the dates of exercise of the Company's Common Stock on the American Stock Exchange.

(2) The computation of the value of unexercised in-the-money options is the aggregate difference between the option exercise prices and the December 31, 1994 closing price of the Company's Common Stock on the American Stock Exchange.

OTHER BENEFIT PLANS

     At present, other than the Incentive Compensation Plan, the Company has no corporate sponsored pension, retirement or other employee benefit plan (other than group medical, life, and disability insurance benefits and parking provided to all employees on a non-discriminatory basis).

TRANSACTIONS WITH OFFICERS

     As described above in Note 3 to the Summary Compensation Table, the Compensation Committee of the Board of Directors authorized the forgiveness of a $100,000 bridge loan for Dr. Prestayko as well as the "gross up" for taxes associated with the loan used to pay off his indebtedness to the Company.

                               PERFORMANCE GRAPH

     Set forth below is a performance graph comparing the yearly cumulative total stockholder return on the Company's Common Stock with the yearly cumulative total stockholder return on stocks included in the S&P 500 Index, a broad equity market index, and the yearly cumulative total stockholder return on stocks included in the Health Care Drugs Index, a published S&P composite index. The investment comparisons assume the base year (1989) is equal to an index of
100. Each of the cumulative total returns was computed assuming the reinvestment of stock dividends. The years compared are 1990, 1991, 1992, 1993 and 1994 calendar years.

                               [GRAPH GOES HERE]

                           INDEXED CUMULATIVE RETURNS

                            1989     1990      1991      1992      1993      1994
Medco Research, Inc........ 100      38.14    166.95    115.25    102.54     77.12
S&P 500 Index.............. 100      96.90    126.42    136.05    149.76    151.74
Health Care Drugs Index.... 100     114.30    188.35    150.98    138.16    160.85

                              RATIFICATION OF THE
                      APPOINTMENT OF INDEPENDENT ACCOUNTS

     The Board of Directors unanimously recommends ratification of its appointment of KPMG Peat Marwick to serve as independent accountants for the Company for the 1995 fiscal year. KPMG Peat Marwick has served as the Company's independent accountants since November 1993. A KPMG Peat Marwick representative will be present at the Annual Meeting and will be available to make a statement, if he or she so desires, and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY. PROXIES WILL BE VOTED "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK IF NO DIRECTION IS GIVEN IN THE PROXIES.

                                 OTHER MATTERS

     A copy of the Company's Annual Report for the year ended December 31, 1994 has preceded this Proxy Statement.

     Management of the Company does not know of any matter to be acted upon at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, however, the proxy holders will vote the proxies thereon in accordance with their best judgment.

                               PROXY SOLICITATION

     The cost of soliciting the proxies will be borne by the Company. This Proxy Statement and the accompanying materials, in addition to being mailed directly to shareholders, will be distributed through brokers, custodians, nominees, and other like parties to beneficial owners of shares of Common Stock. The Company will, upon request, reimburse such parties for their charges and expenses in connection therewith.

                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1996 annual meeting of shareholders of the Company must be received by June 19, 1996. Such proposals should be addressed to the Secretary of the Company.

October 16, 1995

                              MEDCO RESEARCH, INC.
                            85 T. W. ALEXANDER DRIVE
                  RESEARCH TRIANGLE PARK, NORTH CAROLINA 27709

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Richard C. Williams, as proxy holder with power to appoint his substitute and hereby authorizes the proxy holder to represent and vote, as designated on the reverse side of this proxy card, all the shares of Common Stock of Medco Research, Inc. held of record by the undersigned on October 16, 1995, at 10:00 a.m. local time at the annual meeting of shareholders to be held on November 30, 1995, or any adjournment thereof.

                      (Continued and sign on Reverse Side)

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1. ELECTION OF DIRECTORS
       [ ] FOR all the nominees     [ ] WITHHOLD all the nominees

      DIRECTORS RECOMMEND: A VOTE FOR ELECTION OF THE FOLLOWING DIRECTORS

Nominees: 1. Richard C. Williams
          2. Elizabeth M. Greetham
          3. William M. Bartlett
          4. Eugene L. Step
          5. Albert D. Angel

2. Proposal to ratify the appointment of KPMG Peat Marwick as independent
   accountants.  [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. In their discretion, the proxy holder is authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND 2.

PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.

SIGNATURE ________________________

DATE _________________

SIGNATURE, IF HELD JOINTLY ________________________________

DATE _________________

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PARTNER.